                               BLAIR CORPORATION

                              Warren, Pennsylvania

                            ------------------------

                NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS OF
                               BLAIR CORPORATION

                     to be held on Tuesday, April 19, 1994
                            ------------------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Blair Corporation (the "Company"), a Delaware corporation, will be held in the Knights of Columbus Building, 219 Second Avenue, Warren, Pennsylvania, on Tuesday, April 19, 1994 at 11:00 a.m., for the following purposes:

     1. To elect eleven Directors to serve for a term of one year and until their successors are elected and qualified.

     2. To ratify the appointment of Ernst & Young as independent public accountants of the Company for the year 1994.

     3. To transact such other business as may lawfully come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 25, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, or any postponements or adjournments thereof.

     To assure that your shares are represented at the meeting, please date, sign and return the enclosed proxy. A postage-paid, self-addressed envelope is enclosed for your convenience in returning the proxy. If you decide to attend the meeting, you may revoke the proxy at any time before it is voted.

                                                          DAVID A. BLAIR
                                                                       Secretary
Dated: March 18, 1994
       Warren, Pennsylvania

                               BLAIR CORPORATION

                              Warren, Pennsylvania
                                                                  March 18, 1994
                                PROXY STATEMENT

     This Proxy Statement solicits proxies on behalf of the management of Blair Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company, to be held on Tuesday, April 19, 1994. The Company's principal executive offices are located at 220 Hickory Street, Warren, Pennsylvania 16366.

     Under Delaware law, any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted.

     The shares represented by proxies received by the Company's management will be voted at the meeting, or at any adjournments thereof, in accordance with the specifications made therein. If no specification is made on a proxy card, it will be voted FOR the matters specified on the proxy card. All proxies not voted, including broker non-votes, will not be counted toward establishing a quorum. Shareholders should note that while votes for ABSTAIN will count toward establishing a quorum, passage of any proposal considered at the Annual Meeting will occur only if a sufficient number of votes are cast FOR the proposal. Accordingly, votes to ABSTAIN and votes AGAINST will have the same effect in determining whether the proposal is approved.

     On February 25, 1994, there were 9,231,032 shares of the Company's Common Stock outstanding. Only stockholders of record at the close of business on February 25, 1994 will be entitled to notice of and to vote at the meeting and any adjournments thereof, with each share being entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of the Company's Common Stock outstanding on February 25, 1994 will constitute a quorum.

     A copy of the 1993 Annual Report of the Company, including financial statements and a description of its operations for 1993, accompanies this Proxy Statement, but is not incorporated in this Proxy Statement by this reference.

                             ELECTION OF DIRECTORS

     One of the purposes of the meeting is to elect 11 directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. The persons named in the proxy intend to vote the proxy for the election as directors of the nominees named below. If, however, any nominee is unwilling or unable to serve as a director, which is not now expected, the persons named in the proxy reserve the right to vote for such other person as may be nominated by management. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

     The table below sets forth the name of each nominee for election as a director and the nominee's age, positions with the Company, business experience and principal occupation during the past five years, and family relationships with other directors.

                                                                         BUSINESS
                                   POSITIONS WITH     DIRECTOR       EXPERIENCE DURING
          NAME           AGE          COMPANY          SINCE          PAST FIVE YEARS
          ----           ---          --------         -----          ---------------
David A. Blair(2)........ 43    Secretary and Order     1988   Secretary, January 1, 1991--
                                  Handling Service             present; Assistant Secretary,
                                      Director                 January 1, 1988 through
                                                               December 31, 1990; Customer
                                                               Relations Manager, June 1,
                                                               1982 through May 31, 1993;
                                                               Order Handling Service
                                                               Director, June 1,
                                                               1993--present.

                                                                         BUSINESS
                                   POSITIONS WITH     DIRECTOR       EXPERIENCE DURING
          NAME           AGE          COMPANY          SINCE          PAST FIVE YEARS
          ----           ---          -------          -----          ---------------
John L. Blair(1)......... 73          Director          1949   Former President, Chairman of
                                                               the Board, and member of
                                                               Executive Committee.
Robert W. Blair(1)....... 63          Director          1962   Executive Vice President,
                                                               January 1, 1990 through
                                                               December 31, 1990; Vice
                                                               President for the previous
                                                               year; Secretary, July 16,
                                                               1963 through December 31,
                                                               1990; member of Executive
                                                               Committee, April 16, 1968
                                                               through December 31, 1990.
Steven M. Blair(3)....... 50       Vice President       1986   Vice President (Order
                                  (Order Handling)             Handling) for the past five
                                                               years.
John O. Hanna............ 62          Director          1992   President and Chief Executive
                                                               Officer of Northwest Savings
                                                               Bank, PaSA, Warren, Pa, since
                                                               January, 1977.
Gerald A. Huber.......... 65          Director          1992   Senior Vice President and
                                                               Manager, Warren Area Trust
                                                               Department, Marine Bank,
                                                               Erie, Pa, July 1, 1982,
                                                               through June 30, 1992.
Murray K. McComas........ 57   President, Chairman of   1977   President and Chairman of the
                                the Board and member           Board effective October 21,
                               of Executive Committee          1987; member of Executive
                                                               Committee, April 20, 1987--
                                                               present; Director of Marine
                                                               Bank, a wholly-owned
                                                               subsidiary of PNC Bank
                                                               Corporation, since February,
                                                               1989.
Michael J. Samargya...... 60       Vice President       1973   Vice President (Data
                                 (Data Processing)             Processing) for the past five
                                                               years.
Giles W. Schutte......... 62       Executive Vice       1972   Executive Vice President,
                                     President,                January 1, 1991--present;
                                Treasurer and member           member of Executive
                               of Executive Committee          Committee, January 1, 1990--
                                                               present; Vice President,
                                                               January 1, 1974 through
                                                               December 31, 1990; Treasurer
                                                               for the past five years.
Blair T. Smoulder........ 51         Executive          1986   Executive Vice President and
                                   Vice President              member of Executive
                                   and member of               Committee, January 1, 1990--
                                Executive Committee            present; Vice President
                                                               (Planning) for the previous
                                                               year.

                                                                         BUSINESS
                                   POSITIONS WITH     DIRECTOR       EXPERIENCE DURING
          NAME           AGE          COMPANY          SINCE          PAST FIVE YEARS
          ----           ---          -------          -----          ---------------
John E. Zawacki.......... 45       Vice President       1988   Vice President (Women's
                               (Women's Merchandise)           Merchandise) for the past
                                                               five years.

- ---------

(1) Mr. John L. Blair is a cousin of Mr. Robert W. Blair

(2) Mr. David A. Blair is the nephew of Mr. Robert W. Blair.

(3) Mr. Steven M. Blair is not related to any of Mr. John L. Blair, Mr. Robert W Blair or Mr. David A. Blair.

     The table below sets forth for each executive officer of the Company not listed above, his name, age, position with the Company, present principal occupation and business experience during the past five years.

                                                      EXECUTIVE           BUSINESS
                                   POSITIONS WITH     OFFICER        EXPERIENCE DURING
          NAME           AGE          COMPANY          SINCE          PAST FIVE YEARS
          ----           ---          -------          -----          ---------------
Timothy J. Baker......... 47       Vice President       1990   Vice President (Planning),
                                     (Planning)                January, 1990--present;
                                                               Assistant Vice President
                                                               (Planning) for the previous
                                                               year.
Robert D. Crowley........ 44       Vice President       1981   Vice President (Men's
                                (Men's Merchandise)            Merchandise) for the past
                                                               five years.
C. Wayne Kipple.......... 51       Vice President       1980   Vice President (Home Furnish-
                                 (Home Furnishings)            ings) for the past five
                                                               years.
John A. Lasher........... 42       Vice President       1987   Vice President (Advertising)
                                   (Advertising)               for the past five years.
Thomas P. McKeever....... 45       Vice President       1989   Vice President (Employee and
                                   (Employee and               Public Relations) July,
                                 Public Relations)             1989-- present; Assistant
                                                               Vice President (Employee and
                                                               Public Relations), April,
                                                               1987 through July, 1989.
Randall A. Scalise....... 39       Vice President       1993   Vice President (Merchandise
                               (Merchandise Handling)          Handling), January 20,
                                                               1993--present; Assistant Vice
                                                               President (Merchandise Han-
                                                               dling), April, 1991--January,
                                                               1993; Assistant Vice
                                                               President (Women's
                                                               Merchandise), March, 1988
                                                               through March, 1991.
William A. Tucker........ 40       Vice President       1989   Vice President (Mailing),
                                     (Mailing)                 October, 1989--present;
                                                               Assistant Vice President
                                                               (Mailing), July, 1989 through
                                                               October, 1989; Mailing
                                                               Department Manager for the
                                                               previous year.

                                                      EXECUTIVE           BUSINESS
                                   POSITIONS WITH     OFFICER        EXPERIENCE DURING
          NAME           AGE          COMPANY          SINCE          PAST FIVE YEARS
          ----           ---          -------          -----          ---------------
Lawrence R. Vicini....... 45       Vice President       1992   Vice President (International
                               (International Trade)           Trade), June 22,
                                                               1992--present; Assistant Vice
                                                               President (International
                                                               Trade), January, 1991-- June,
                                                               1992; Assistant Vice Presi-
                                                               dent (Men's Merchandise),
                                                               March, 1989 through January,
                                                               1991; Buyer (Men's Merchan-
                                                               dise), July, 1973 through
                                                               March, 1989.
Richard E. Zimmerman..... 53       Vice President       1986   Vice President (Personnel)
                                    (Personnel)                for the past five years.

PRINCIPAL HOLDERS OF COMMON STOCK

     (a) Security Ownership of Certain Beneficial Owners. The table below sets forth information as of February 25, 1994 with respect to each person and institution known to the Company's management to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock.

                                  NAME AND ADDRESS        AMOUNT AND NATURE OF      PERCENT
  TITLE OF CLASS                 OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP      OF CLASS
  --------------                 -------------------      ---------------------     --------
Common Stock...............   John L. Blair
                              108 East Street
                              Warren, PA 16365                  1,225,001(1)           13.3%
Common Stock...............   PNC Bank Corporation
                              5th Ave. & Wood St.
                              Pittsburgh, PA 15222              1,686,406(2)           18.3%
Common Stock...............   Mellon Bank Corporation
                              One Mellon Bank Center
                              Pittsburgh, PA 15258                493,000(3)            5.3%

- ---------

(1) Such amount includes (i) 153,309 shares of Common Stock held in a trust of which Mr. John L. Blair is a co-trustee with a commercial bank; and (ii) 58,646 shares of Common Stock held in two trusts, each of 29,323 shares, of which Mr. John L. Blair is a co-trustee with a commercial bank, for the benefit of each of Mr. Blair's children. Such amount does not include 110,252 shares of Common Stock, owned of record by Mr. John L. Blair's wife, as to which Mr. John L. Blair disclaims beneficial ownership.

(2) All of these shares are held by PNC Bank, N.A., in a safekeeping agency account with the Depository Trust Company. PNC Bank, N.A. currently serves as the executor, trustee or administrator for 102 separate trust, estate, guardianship and agency accounts which are the record or beneficial owners of the Company's Common Stock, none of which is individually the record or beneficial owner of five percent or more of the Company's outstanding Common Stock. PNC Bank, N.A. disclaims beneficial ownership of these shares.

(3) All of these shares are held by Mellon Bank Corporation and its subsidiaries in various fiduciary capacities for both personal and institutional accounts which are the record or beneficial owners of the Company's Common Stock, none of which is individually the record or beneficial owner of five percent or more of the Company's outstanding Common Stock.

     (b) Security Ownership of Management. The following table sets forth as of February 25, 1994 certain information with respect to the Company's Common Stock owned beneficially by each director and nominee for election as a director, which includes all of the executive officers named below under "Executive Compensation," and by all directors and executive officers of the Company as a group.

                                                             NUMBER OF SHARES
                                                              AND NATURE OF
                                       NAME OF                  BENEFICIAL          PERCENT
  TITLE OF CLASS                  BENEFICIAL OWNER              OWNERSHIP           OF CLASS
  --------------                  ----------------              ---------           --------
Common Stock............   David A. Blair                           30,528(1)(2)        .3%
Common Stock............   John L. Blair                         1,225,001(1)(2)      13.3%
Common Stock............   Robert W. Blair                         232,730(2)          2.5%
Common Stock............   Steven M. Blair                          21,295              .2%
Common Stock............   John O. Hanna                             1,500(2)          .02%
Common Stock............   Gerald A. Huber                           1,900(2)          .02%
Common Stock............   Murray K. McComas                        33,875(2)           .4%
Common Stock............   Michael J. Samargya                      30,050              .3%
Common Stock............   Giles W. Schutte                         19,585(2)           .2%
Common Stock............   Blair T. Smoulder                         8,725(2)(3)       .09%
Common Stock............   John E. Zawacki                           8,500(2)          .09%
Common Stock............   All directors and executive           1,688,889(1)(2)(3)   18.3%
                           officers as a group (includes
                           20 persons)

- ---------

(1) Such share totals include, with respect to Mr. David A. Blair, 25,125 shares held in a revocable trust established by Mr. David A. Blair and administered by a commercial bank and 1,403 shares held in another trust administered by a commercial bank for the benefit of Mr. David A. Blair. Such share totals include, with respect to Mr. John L. Blair, (i) 153,309 shares of Common Stock held in a trust of which Mr. John L. Blair is a co-trustee with a commercial bank; and (ii) 58,646 shares of Common Stock held in two trusts, each of 29,323 shares, of which Mr. John L. Blair is a co-trustee with a commercial bank, for the benefit of Mr. Blair's children. Such amount does not include 110,252 shares of Common Stock, owned of record by Mr. John L. Blair's wife, as to which Mr. John L. Blair disclaims beneficial ownership.

(2) The share totals do not include the following shares of stock held by a bank as trustee for the benefit of the indicated nominee, as to which the indicated nominees have no voting or investment power, beneficial interest in which shares is disclaimed by such nominees: Mr. John L. Blair (64,167 shares), Mr. Robert W. Blair (46,667 shares) and Mr. David A. Blair (833 shares). The share totals in the table also do not include the following shares of Common Stock held by and for the benefit of members of the immediate families of certain nominees, as to which the indicated nominees have no voting or investment power, beneficial interest in which are disclaimed by such nominees: Mr. David A. Blair (700 shares), Mr. John L. Blair (110,252 shares), Mr. Robert W. Blair (7,160 shares), Mr. John O. Hanna (300 shares), Mr. Gerald A. Huber (10 shares), Mr. Murray K. McComas (7,480 shares), Mr. Giles W. Schutte (14,430 shares), Mr. Blair T. Smoulder (9,300 shares), and Mr. John E. Zawacki (6,954 shares). In addition, 9,480 shares of Common Stock are held by or for the benefit of members of the immediate families of executive officers of the Company other than the nominees, as to which such executive officers have no voting or investment power, beneficial interest in which is disclaimed by such executive officers.

(3) Such share totals include an aggregate of 7,560 shares of Common Stock jointly owned by the directors and executive officers with their spouses.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation awarded to, earned by, or paid to the Company's chief executive officer, Mr. Murray K. McComas, and its four most highly compensated executive officers other than Mr. McComas for all services rendered to the Company during 1993:

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                    ---------------------------------------
        NAME AND                                             OTHER ANNUAL        ALL OTHER
   PRINCIPAL POSITION      YEAR     SALARY(1)   BONUS(2)    COMPENSATION(3)   COMPENSATION(4)
   ------------------      ----     --------    --------    ---------------   ---------------
Murray K. McComas.......   1993     $445,288    $26,717        $ 133,837          $68,023
President and              1992      446,084     39,919          103,810           63,206
Chairman of the Board      1991      409,093     10,182          134,429           62,025
Michael J. Samargya.....   1993      282,504     16,950           58,745           47,599
Vice President             1992      282,470     24,951           34,610           43,630
(Data Processing)          1991      258,623      6,101           44,808           45,073
Giles W. Schutte........   1993      326,552     19,593           85,783           69,317
Executive Vice             1992      326,605     29,175           51,483           52,715
President and Treasurer    1991      296,517      7,368           66,240           48,948
Blair T. Smoulder.......   1993      326,552     19,593           85,784           48,765
Executive Vice             1992      326,405     29,223           51,483           44,624
President                  1991      296,417      7,368           66,240           41,902
John E. Zawacki.........   1993      236,660     14,200           58,176           34,554
Vice President             1992      236,453     21,110           35,316           31,871
(Women's Merchandise)      1991      213,187      5,287           47,299           30,844

- ---------

(1) Includes director's fees paid to each of the named executive officers, as follows:

                                                                 1991       1992      1993
                                                                ------     ------     ----
    Murray K. McComas........................................   $1,800     $1,700       0
    Michael J. Samargya......................................    1,700      1,700       0
    Giles W. Schutte.........................................    1,800      1,900       0
    Blair T. Smoulder........................................    1,700      1,700       0
    John E. Zawacki..........................................    1,700      1,900       0

(2) For fiscal year 1991, the Company's executive officers earned bonuses in accordance with a bonus plan under which all employees received bonuses equal to 2.5% of their 1991 salary income, which bonuses were paid by the Company in 1992.

     For fiscal years 1992 and 1993, the Company's executive officers earned bonuses in accordance with the schedule set forth herein in the "Report of the Executive Officer Compensation Committee." The applicable bonus percentage was 9% of 1992 salary income earned and 6% of 1993 salary income earned. The 1992 bonuses were paid by the Company in 1993, and the 1993 bonuses have been paid by the Company in 1994.

     In all cases, bonuses paid equal a percentage of the executive officer's salary income earned in the preceding fiscal year, which percentage varies depending upon the Company's annual net income during such preceding fiscal year.

(3) This aggregate figure includes the dollar value of the difference between the price paid by the named executive officer for stock and the fair market value of the stock purchased on the date of purchase pursuant to the Company's Employee Stock Purchase Plan, and the sum of amounts reimbursed for payment of taxes on restricted stock awards and interest imputed on the deferred payment for restricted stock not yet fully paid for with respect to the named executive officer. Aggregate restricted stock holdings as of 12/31/93 for each of the named executive officers were:

                                                   NUMBER OF SHARES     DOLLAR VALUE
                                                   ----------------     ------------
            Murray K. McComas...................        13,500            $493,620
            Michael J. Samargya.................         4,750             174,865
            Giles W. Schutte....................         6,125             228,503
            Blair T. Smoulder...................         6,125             228,503
            John E. Zawacki.....................         4,750             174,865

     Restricted stock awards are made under the Company's Employee Stock Purchase Plan. The purchase price for shares purchased under the Plan is paid over time out of cash dividends, when and if declared and paid by the Company. No cash is received by the Company at the time the shares are purchased, although the participant receives the rights to receive dividends and vote the shares at the time. Awarded shares are subject to repurchase by the Company, for the dividends which have been paid toward the purchase price, if the participant's employment with the Company terminates for reasons other than death, retirement or disability. There is no vesting schedule, and vesting occurs when stock received under said Plan is fully paid, which will vary with the Company's dividend policy from year to year. Dividends will be paid on all shares of restricted stock received pursuant to this Plan as and when dividends are declared by the Company with respect to all of its outstanding Common Stock.

(4) Includes the Company's contributions made for the benefit and on behalf of the named executive officer under the following:

     A. Life Insurance--The dollar value of premiums for term life insurance (having a face value in excess of $50,000) paid by the Company for the benefit of each of the named executive officers is:

                                                         1991       1992        1993
                                                        -------    -------    --------
            Murray K. McComas........................   $ 2,158    $ 3,412    $  3,534
            Michael J. Samargya......................     1,868      1,990       2,079
            Giles W. Schutte.........................     2,311      3,700       3,856
            Blair T. Smoulder........................       853      1,320       1,582
            John E. Zawacki..........................       330        359         380

     B. The Dollar Value of All Unused Personal and Vacation Days Paid by the Company to Each of the Named Executive Officers is:

                                                         1991       1992        1993
                                                        -------    -------    --------
            Murray K. McComas........................         0          0           0
            Michael J. Samargya......................   $ 4,636    $ 4,972    $  5,284
            Giles W. Schutte.........................     5,318      5,703      18,323
            Blair T. Smoulder........................         0          0           0
            John E. Zawacki..........................         0          0           0

     C. The Company's Savings Plan--Under the Savings Plan, which is available to all full-time employees of the Company with one year of service, the Company matches employees' contributions to the Plan of 1% to 5% of their salary. The Company's contributions, and the earnings thereon, are subject to divestiture in accordance with a vesting schedule under which 20% vests after three years of service to the Company, with an additional 20% vesting after each year thereafter until full vesting is achieved after seven years of service. Amounts allocated to the named executive officers are:

                                                         1991       1992        1993
                                                        -------    -------    --------
            Murray K. McComas........................   $ 3,744    $ 4,239    $  5,140
            Michael J. Samargya......................     3,179      4,300       5,004
            Giles W. Schutte.........................     3,846      4,312       5,028
            Blair T. Smoulder........................     3,846      4,323       5,028
            John E. Zawacki..........................     4,387      4,725       4,842

     D. The Company's Profit Sharing and Retirement Plan--Under the Profit Sharing and Retirement Plan, which covers all employees of the Company, the Company contributes 10% of its "adjusted net income," as defined in the Plan, to the Plan's trust fund. Amounts contributed by the Company to the trust fund are allocated among participating employees based on salary and years of service to the Company, but allocations to the executive officers listed in this table are limited to $30,000 (adjusted to take into account cost-of-living adjustments provided for under
       Section 415(d) of the Internal Revenue Code since 1986). The amounts allocated are invested in accordance with the instructions of the individual Plan participants in investments approved by the Plan trustees. Amounts allocated to the named executive officers are:

                                                        1991        1992        1993
                                                      --------    --------    --------
            Murray K. McComas......................   $ 21,395    $ 21,499    $ 19,718
            Michael J. Samargya....................     21,376      21,373      19,986
            Giles W. Schutte.......................     21,385      21,344      19,936
            Blair T. Smoulder......................     21,347      21,324      19,936
            John E. Zawacki........................     20,283      20,500      19,986

     E. Benefit Restoration Plans--The following amounts were paid as reimbursement under the Company's benefit restoration plans to compensate the named executive officers for benefits not otherwise paid under the Savings Plan and the Profit Sharing and Retirement Plan due to limitations imposed by tax law:

                                                        1991        1992        1993
                                                      --------    --------    --------
            Murray K. McComas......................   $ 34,728    $ 34,056    $ 39,631
            Michael J. Samargya....................     14,014      10,995      15,246
            Giles W. Schutte.......................     16,088      17,656      22,174
            Blair T. Smoulder......................     15,856      17,657      22,219
            John E. Zawacki........................      5,844       6,287       9,346

COMPENSATION OF DIRECTORS

     In 1993, non-management members of the Board of Directors received an annual retainer of $3,000. In 1993, non-management members also received compensation in the amount of $500 for each meeting of the Board of Directors attended and $400 for each meeting attended of the Committees of the Board of Directors. Management members of the Board of Directors are not compensated for attending meetings of the Board of Directors or its Committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Effective December 23, 1992, the Board of Directors of the Company established a new standing committee with responsibility in the area of executive officer compensation (other than awards under the Company's Employee Stock Purchase Plan). The new committee, called the Executive Officer Compensation Committee, consisted of Mr. Alan J. Blair, Mr. Robert W. Blair, and Mr. Gerald A. Huber, although Mr. Alan J. Blair died on October 25, 1993.

     Awards under the Company's Employee Stock Purchase Plan are the responsibility of the Employee Stock Purchase Plan Committee which consisted of Mr. Alan J. Blair (prior to his death), Mr. John L. Blair, and Mr. Robert W. Blair. All of the members of the Employee Stock Purchase Plan Committee are former executive officers of the Company.

                       COMPENSATION COMMITTEE REPORTS ON
                         EXECUTIVE OFFICER COMPENSATION

     For fiscal year 1993, decisions on compensation for executive officers of the Company were made by the Executive Officer Compensation Committee and the Employee Stock Purchase Plan Committee. In accordance with rules of the Securities and Exchange Commission ("SEC") designed to enhance disclosure of policies with respect to executive compensation, set forth below are reports submitted by these committees addressing the Company's compensation policies with respect to executive officers for fiscal year 1993.

REPORT OF THE EXECUTIVE OFFICER COMPENSATION COMMITTEE

     The Executive Officer Compensation ("EOC") Committee of the Board of Directors is responsible for salary levels and bonuses for all officers of the Company deemed by the Board of Directors to be within the SEC's definition of "executive officer," i.e., a company's president, any vice president in charge of a principal business unit, division or function, or any other officer or person who performs similar policy-making functions for the company. The minutes of meetings of the EOC Committee at which compensation decisions are reached are acknowledged and approved by the full Board of Directors of the Company.

     On April 19, 1993, the EOC Committee approved a 3% increase in the salary of Murray K. McComas, the Company's Chief Executive Officer, and Messrs. Samargya, Schutte and Smoulder, and a 4% increase in the salary of Mr. Zawacki, effective retroactively to January 24, 1993. Mr. McComas participated in the evaluation and discussion of appropriate salary levels for all executive officers other than himself. Mr. McComas was not present when the EOC Committee evaluated him and determined his salary level and the salary levels of the Company's two Executive Vice Presidents (Messrs. Schutte and Smoulder).

     The EOC Committee's decisions on salary levels for executive officers ultimately were subjective, based on consideration of a number of factors. No one factor was determinative of the salary level of any of the five named executive officers. Moreover, the EOC Committee did not weigh any one factor against any other in a way that makes it possible to assign a numerical value to the weight of any factor in the determination of the salaries of the Chief Executive Officer and the four other named executive officers.

     The EOC Committee first determined that a greater proportion of the total compensation paid to executive officers should be tied to performance goals through the Company's Executive Officer Bonus Plan. This resulted in the EOC Committee's decision to minimize salary increases. The EOC Committee also considered the Company's historical executive officer salary levels and salary increases in the context of the independent consultant's study discussed below, together with the 13% increase in corporate earnings for the previous fiscal year. The EOC Committee was aware that officers of the Company other than executive officers had received salary increases ranging from 3% to 12% for fiscal year 1993. The Company does not contemplate a targeted "mix" of salary and bonus, but believes that its executive officers should be incentivized through greater bonus compensation tied to the Company's performance and lower salary increases. The actual "mix" achieved for 1993 reflects this effort to hold down the rate of salary increase while, at the same time, providing a greater economic opportunity to earn bonus compensation.

     The EOC Committee was also aware, as reported in the Company's 1993 Proxy Statement, that the Company's Common Stock had outperformed the AMEX Market Value Index in the previous fiscal year. Given this fact, the increase in the Consumer Price Index, and the EOC Committee's satisfaction with the individual performances of the five named executive officers, the EOC Committee determined that a 3% increase in salary was appropriate for four of the executive officers and a 4% increase in salary was appropriate for the fifth named executive officer.

     The EOC Committee's decisions with respect to bonuses for executive officers were made on December 16, 1993. The EOC Committee determined to establish a new bonus schedule for executive officers, which is effective for fiscal years 1993 and 1994, as well as retroactively for fiscal year 1992. Under the new schedule, executive officers may receive bonuses equal to a percentage of their salary income for the year. The percentage is dependent upon the range of the Company's after-tax income for the year. If the Company's after-tax net income falls within a higher range, the executive officers receive a larger bonus. The schedule is set forth below:

                                                                    BONUS
                       RANGE OF COMPANY NET INCOME                PERCENTAGE
            --------------------------------------------------   ------------
            Less than $25 million.............................        0%
            $25 million, but less than $30 million............        3%
            $30 million, but less than $35 million............        6%
            $35 million, but less than $40 million............        9%
            $40 million, but less than $45 million............       12%
            $45 million and above.............................       15%

     In fiscal year 1993, the Company had net income of $30,853,053, and, as a result, the Company's executive officers earned bonuses in 1993 equal to 6% of their 1993 salary income.

     The foregoing bonus schedule replaces, for executive officers, the schedule applicable to the Company's bonus plan for all other employees. The EOC Committee adopted the new schedule after deciding that executive officers' total compensation should be more closely linked to corporate performance, as discussed above, so as more closely to align their interests with the interests of the Company's stockholders. While the schedule for executive officers' bonuses is triggered when the Company's net income is at least $25 million, the schedule for all other employees' bonuses is triggered when the Company's net income is at least $15 million.

     At its December 16, 1993 meeting, the EOC Committee considered data supporting its decision to more closely link executive officer compensation to corporate performance. The EOC Committee considered the results of a study conducted by a nationally-recognized independent consultant in executive compensation. The study encompassed executive compensation practices in 93 business in the retail sector in the United States, both public and private, including a number of mail order companies. Of the 93 businesses, 13 are among the 33 companies included in the S&P Retail Composite Index, whose performance is shown in the "Performance Graph" on page 14 of the Company's Proxy Statement; none of these companies are among the companies included in the AMEX Market Value Index, whose performance is also shown in the Performance Graph. The study covered more than 50 executive job descriptions or positions in the businesses surveyed.

     The study showed that the total compensation for the executives in the 93 companies consisted of approximately 79% base salary and 21% bonuses. In contrast, the Company's executive officers, in the same time period, received 97% of their compensation in base salary and 3% in bonuses. As a result of the adjustments made by the EOC Committee to the compensation of Mr. McComas and the other four named executive officers, their respective compensations earned in 1992 consisted of 92% base salary and 8% bonus, and their respective compensations earned in 1993 consisted of 94% base salary and 6% bonus.

     The EOC Committee determined that the independent study supported its decision regarding total compensation levels to minimize salary increases for the Company's executive officers and to place increased reliance on greater potential bonus compensation for executive officers. The EOC Committee also determined that a single bonus schedule for all executive officers was appropriate at this time in light of such factors as teamwork, the absence at the Company of independent business units and the general contribution of all executive officers to the Company's performance.

                                       MEMBERS OF THE EXECUTIVE OFFICER
                                       COMPENSATION COMMITTEE

                                       Gerald A. Huber (Chairman)
                                       Robert W. Blair

REPORT OF THE EMPLOYEE STOCK PURCHASE PLAN COMMITTEE

     Awards under the Company's Employee Stock Purchase Plan (the "Plan") are the responsibility of the Employee Stock Purchase Plan ("ESPP") Committee. The ESPP Committee is made up of directors who have not, within one year, been granted rights to purchase shares pursuant to the Plan, in order for grants under the Plan to satisfy SEC Rule 16b-3. Decisions of the ESPP Committee are final and binding on the Company.

     In fiscal year 1993, awards under the Plan were designed primarily to recognize the contributions of individual executives to the Company's performance and to align the interests of management and stockholders. For many years, the Company has endorsed the view that management and key employees of the Company should be stockholders of the Company so that they will be motivated to increase stockholder value. This policy is implemented through the award to selected employees of the Company of rights to purchase shares of the Company's Common Stock under the Plan. Awards ordinarily are made once each year.

     The ESPP Committee selects employees to receive awards under the Plan (based, in part, on recommendations of the Company's executive officers and department heads as to employees who are not executive officers), determines the number of shares subject to the award, and chooses the price at which shares will be made available for purchase under the Plan. Because the price paid to purchase the stock under the grant is below fair market value and is paid out of dividends earned on the purchased shares, the price at which the shares are sold directly affects the degree to which grants under the Plan serve as incentive compensation for future performance rather than as bonuses for past performance. Moreover, since dividends reflect corporate earnings, as earnings increase, dividends likely increase and the purchaser is more likely to be vested sooner with full ownership rights to such shares.

     Many factors, both objective and subjective, were considered by the ESPP Committee before making grants in 1993, including, but not limited to, the Company's financial performance, the responsibilities and performance of individual employees, prior grants to the employee, and the employee's current vested and unvested ownership of the Company's common stock. There is no direct correlation between regular salary and awards under the Plan. No award was specifically tied to any one measure of performance or factor, and the ESPP Committee did not assign relative weights to the factors it considered in a way that would make it possible to assign a numerical value to the weight of any factor. Full ownership of the shares ordinarily does not vest, however, until they are fully paid for out of corporate dividends. The Company's dividend level can thus affect the full vesting of the shares, and the market price of the shares in large part determines the value of the grant to an individual executive.

     In fiscal year 1993, the ESPP Committee awarded grants under the Plan for the purchase of an aggregate of 44,550 shares of the Company's Common Stock to 80 of the Company's employees, 16 of whom were executive officers of the Company. All executive officers received a grant. Awards for all employees ranged from 250 shares to 2,250 shares, with 1,100 being the average number of shares sold to the Company's executive officers. The purchase price for all shares sold under the Plan in 1993 was $16 per share, at a time when the Company's Common Stock was trading at $49 per share. Over the past several years, the purchase price for stock awarded pursuant to the Plan has been approximately one-third of market value at the time of grant.

     Mr. McComas, the Company's Chief Executive Officer, received a grant of 2,250 shares, having a value of $74,250 by reason of the difference between the price paid and the fair market value of the stock at the time of purchase. While the ESPP Committee's decision with respect to Mr. McComas' grant was a subjective one not based on any one factor or any weighing of one factor against another, the Committee was of the view that the combination of his strong leadership of the Company, the Company's recent financial performance, and the need to further incentivize him to continue his tradition of exemplary leadership warranted a grant of that size.

                                       MEMBERS OF THE EMPLOYEE STOCK
                                       PURCHASE PLAN COMMITTEE

                                       John L. Blair (Chairman)
                                       Robert W. Blair

                               PERFORMANCE GRAPH

     The following graph compares the yearly change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Amex Market Value Index and the S&P Retail Composite Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

         Among Blair Corporation Common Stock, Amex Market Value Index
                        and S&P Retail Composite Index**

                                       1/1/89     1989      1990     1991     1992      1933
Blair Corporation                      100         79       101      130      166       134
AMEX Market Value Index                100        124       101      129      130       156
S&P Retail Composite Index             100        128       129      203      239       229


Assumes $100 invested on January 1, 1989 in Blair Corporation Stock, Amex Market Value Index and S&P Retail Composite Index.

 * Total return assumes reinvestment of dividends.

** Fiscal year ending December 31.

     The closing price of the Company's Common Stock on the American Stock Exchange on March 11, 1994 was $44.

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Another purpose of the meeting is to ratify the reappointment by the Board of Directors of the firm of Ernst & Young as independent certified public accountants to examine the financial statements and to perform the annual audit for the Company for the year ending December 31, 1994, such appointment to continue at the pleasure of the Board of Directors.

    A resolution calling for the ratification of the appointment of Ernst & Young will be presented at the Annual Meeting. Representatives of Ernst & Young will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.

     The Board of Directors recommends ratification of the appointment of the Ernst & Young.

                           CERTAIN OTHER INFORMATION

     The Company has a standing Audit Committee of the Board of Directors, consisting of Mr. David A. Blair, Mr. John O. Hanna, and Mr. Gerald A. Huber. The Executive Officer Compensation Committee, currently consisting of Mr. Robert
W. Blair and Mr. Gerald A. Huber, recommends policies for and levels of executive officer compensation other than awards under the Company's Employee Stock Purchase Plan. The Executive Payroll Compensation Committee, consisting of Murray K. McComas, Giles W. Schutte, and Blair T. Smoulder, recommends policies and levels of compensation for non-executive officers. In addition, the Employee Stock Purchase Plan Committee, currently consisting of John L. Blair and Robert
W. Blair, administers the Company's Employee Stock Purchase Plan. The Company has no standing nominating committee.

     During 1993, the Board of Directors held ten meetings. The Employee Stock Purchase Plan Committee met once. The Executive Officer Compensation Committee held two meetings and the Audit Committee held four meetings. The Executive Payroll Compensation Committee met twelve times in 1993. Each nominee for election to the Board of Directors attended more than 75 percent of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board on which he served (during the periods that he served).

                                 OTHER MATTERS

     Management does not know of any matters to be brought before the meeting other than the matters that are set forth in the Notice of the Annual Meeting of Stockholders that accompanies this Proxy Statement and are described herein. In the event that any such matters do come properly before the meeting, it is intended that the persons named in the form of proxy solicited by management will vote all proxies in accordance with their best judgment.

RECEIPT OF STOCKHOLDER PROPOSALS

     Any stockholder proposals which are to be presented for action at the 1995 Annual Meeting of Stockholders must be received by David A. Blair, Secretary, Blair Corporation, 220 Hickory Street, Warren, Pennsylvania 16366, no later than November 15, 1994.

EXPENSE OF SOLICITATION OF PROXIES

     The cost of soliciting proxies by means of this Proxy Statement will be borne by the Company. The Company may make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy solicitation material to the beneficial owners of the Company's Common Stock and may reimburse them for their expenses in doing so.

                                                          DAVID A. BLAIR
                                                                       Secretary

BLAIR CORPORATION

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE BLAIR
                                  CORPORATION

     The undersigned hereby appoints Murray K. McComas, David A. Blair, and Giles W. Schutte, and each of them with power of substitution in each, as proxies to represent the undersigned at the annual meeting of the stockholders of Blair Corporation, to be held at the Knights of Columbus Building, 219 Second Avenue, Warren, Pennsylvania on Tuesday, April 19, 1994 at 11:00 A.M. and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present in the manner directed by the undersigned as follows:

     THE BOARD RECOMMENDS A VOTE:
       FOR THE ELECTION OF NOMINEES LISTED IN ITEM I; AND
       FOR THE RATIFICATION OF AUDITORS IN ITEM II.

                                                      Continued on reverse side.

- ---------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN ITEM I, AND FOR THE RATIFICATION OF AUDITORS IN ITEM II; AND THE PROXIES ARE AUTHORIZED, IN ACCORDANCE WITH THEIR JUDGMENT, TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

I. ELECTION OF DIRECTORS                     Nominees: David A. Blair, John L. Blair, Robert W. Blair, Steven M. Blair,
   Vote FOR all           WITHHOLD           John O. Hanna, Gerald A. Huber, Murray K. McComas, Michael J. Samargya,
 nominees listed         AUTHORITY           Giles W. Schutte, Blair T. Smoulder, John E. Zawacki
    (except as          to vote for
  marked to the         all nominees         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES WRITE THE
    contrary)           listed below                        NOMINEE'S NAME ON THE LINE PROVIDED BELOW:)

        0                    0                ------------------------------------------------------------------------------------



II. RATIFICATION OF ERNST & YOUNG AS AUDITORS

        For      Against    Abstain

        0          0          0


                                              The signer hereby revokes all
                                              proxies heretofore given by the
                                              signer to vote at said meeting or
                                              any adjournments thereof.
                                              Dated ______________________, 1994

                                              __________________________________
                                                         Signature(s)
                                              __________________________________

                                              Please sign exactly as name
                                              appears hereon. Joint owners
                                              should each sign. When signing as
                                              attorney, executor, trustee,
                                              administrator or guardian, please
                                              give full title as such.